Exhibit 99.1

Operator: Good day, ladies and gentlemen, and welcome to the first quarter 2008 Mosaic Company earnings call. My name is Latasha and I will be your coordinator for today.

At this time, all participants are on a listen-only mode. We will be facilitating a question-and-answer session toward the end of this conference. (OPERATOR INSTRUCTIONS)

I would now like to turn the call over to Mr. Doug Hoadley, Vice President of Investor Relations. Please proceed, sir.

Doug Hoadley: Thank you. And welcome to Mosaic’s fiscal 2008 first quarter conference call. Joining us for the call this morning are Jim Prokopanko, President and Chief Executive Officer; Larry Stranghoener, Executive Vice President and Chief Financial Officer; as well as several other members of Mosaic’s executive management team.

Before I turn the call over to Larry for some opening remarks, let me read our Safe Harbor statement. Statements made during this conference call contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results. These statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. The remarks made during the conference call are based on information and understanding that are believed to be accurate as of today’s date, October 9th, 2007. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is included in our press release issued today and in our reports filed with the Securities and Exchange Commission.

The call is the property of Mosaic. Any distribution, transmission, broadcast or rebroadcast in any form without the express written consent of Mosaic is prohibited.

With that as important background, I’ll turn it over first to Larry Stranghoener, who will discuss our first quarter results. Following that, Jim Prokopanko will discuss our outlook for the remainder of fiscal 2008.

Larry Stranghoener: Thank you, Doug, and good morning to everyone. As Doug mentioned, I will address highlights from our fiscal 2008 first quarter financial results.

Our net earnings for the first quarter ended August 31st, 2007 were an impressive $306 million or $0.69 per share. These quarterly earnings are the highest since Mosaic was formed three years ago, as we continue to demonstrate dramatic performance improvement on a year-over-year basis and also compared with the prior quarter. These strong results were mainly driven by a large increase in our phosphate prices, significantly higher potash volumes and selling prices, and a turnaround in our Offshore segment, in part due to inventory gains.

There were three specific items impacting our results for the quarter, deserving special mention. First, there were unrealized mark-to-market losses on derivatives of $30 million or approximately $0.04 per share. As you know, we regularly take positions in the natural gas and foreign exchange markets to help manage economic exposure. These positions do not qualify for hedge accounting, hence we mark them to market each quarter.

Second, there were unrealized non-cash foreign currency transaction losses of $19 million or approximately $0.03 per share. This is a direct result of the strengthening Canadian dollar, which has continued to strengthen thus far into the second quarter. Because this line on our income statement largely reflects non-cash, non-economic exposure, we choose not to spend money to hedge it.

Third, we had a tax benefit of $20 million, or $0.05 per share during the quarter. This is due to foreign tax credits of $18 million, a reduction in Canadian tax rates of $5 million, and a $6 million impact from the reversal of U.S. valuation allowances. These tax benefits were partially offset by a $9 million cost related to a dividend from a partially-owned subsidiary. Including this $20 million benefit, which was worth about 5 percentage points, our effective tax rate was 25.4%. For fiscal 2008, we expect our effective tax rate will be in the low 30s percentage range, which is slightly lower than our prior guidance.

We had impressive cash flow from operations of $438 million in the first quarter, an increase of $288 million from the same period last year, due largely to our very strong earnings. As you know, we have focused on cash generation since our inception and it is gratifying to see this progress.

Our total debt at the end of August 2007 was $2.2 billion, resulting in a debt-to-capital ratio of 32.8%, which is down considerably compared with 41.9% a year ago. Net of cash, debt-to-cap is an even more impressive 26.2%. We repaid an additional $300 million of debt in September, bringing our total prepayments since May of this year to $700 million. Given the robust market environment and continuing strong cash flow, we expect to prepay additional debt during fiscal 2008. This progress was just recognized by Moody’s, which upgraded our corporate credit rating by two notches to Ba1. This is just one notch below our investment grade goal. You can see more details on our balance sheet and cash flow in our 10-Q, which we expect to file tomorrow.

With that quick recap on first quarter results, let me turn it over to Jim.

Jim Prokopanko: Thank you, Larry. This is a report that I’m pleased to provide to our Mosaic shareholders. My comments will focus on the outlook for the remainder of fiscal 2008.

Let me start by stating that the current agricultural outlook is extraordinary. Farmers around the globe are harvesting a record crop right now. This is not surprising, given this year’s higher grain and oilseed prices and large increases in planted area and crop nutrient use. What is surprising is that world grain and oilseed production will still fall short of projected demand by about 24 million tonnes. This highlights the need for even larger increases in both planted area and yields in order for global production to keep pace with accelerating demand.

Grain and oilseed demand is increasing at a faster pace due to strong traditional drivers, namely population and per capita income, as well as the explosive growth in biofuels production. World population continues to increase at a rate of about 77 million people each year. More importantly, diets continue to improve, due to income growth, especially in large and rapidly developing economies in Asia and Latin America.

Biofuels are adding substantial new grain and oilseed demand. In fact, biofuels may account for one-quarter to one-half of the projected demand growth during the next three years. This rapid development of biofuels, however, has resulted in some growing pains. For example, the exponential growth of U.S. ethanol production is creating transportation and logistical bottlenecks and causing ethanol to trade at a discount to wholesale gasoline. That, combined with higher corn costs, has squeezed ethanol margins. It will take time for infrastructure to catch up with production capabilities, but ethanol production will continue to increase.

These demand pull pressures have ignited one of the strongest and broadest rallies in grain and oilseed prices since the 1970s. Wheat is currently leading the rally with current prices near $8.60 per bushel today. Global wheat stocks at the end of the 2007/2008 crop year are projected to drop to their lowest level since 1981. And the stocks-to-use ratio is the lowest in modern history.

This rally, however, is not limited to wheat, corn and soybeans. The price of rice is a 10-year high and palm oil continues to trade at price levels just below the record set earlier this year. A fierce battle for acres is shaping up between the major crops this year. The 2008 new crop prices for corn, soybeans and wheat are roughly $3.90, $9.20 and $6.50 per bushel, respectively.

These are extraordinary prices, which will result in a supply response. For example, there are more areas available for the 2008 crop in both the United States and Europe. In the United States, farmers removed about 2.5 million acres from the Conservation Reserve Program or CRP at the end of September. Most of this land is best suited for wheat production. In Europe, the EU Agricultural Ministers recently eliminated a 10% acreage set-aside requirement for the 2008 crop, with this move expected to boost planted area by 1.6 to 2.9 million hectares in 2008. These new European acres coming into production will require additional crop nutrients, most likely from Russia and North Africa, which are currently being shipped to Latin America and Asia.

The bottom line is that grain and oilseed markets are signaling farmers to produce a bigger crop in 2008. We expect farmers will respond by planting more area and intensify cropping practices in order to boost yields. As a result, crop nutrient demand prospects remain extremely positive again this year.

Now, turning to the phosphates and potash outlook. Demand prospects for both nutrients continue to look very strong. For example, Brazilian fertilizer shipments are projected to increase 17% to a record 24.5 million tonnes this year. Brazilian processed phosphate and potash imports this year are forecast to rebound 52% and 24%, respectively, compared with a year ago.

Indian demand also remains strong due to the combination of high grain prices and government-controlled retail fertilizer prices that are less than one-half current world values. We project that India will import about 2.6 million tonnes of DAP in 2007, nearly equal to last year’s high level. Indian potash imports are projected to rebound more than 20% from a year ago.

China remains a wildcard for both phosphates and potash. China is expected to export more than 4 million tonnes of DAP, MAP and triple super phosphate in 2007. That is more than double the 1.9 million tonnes exported in 2006. However, we believe this export activity may have shorted China’s domestic market in the process. In the case of potash, China traditionally enters into annual supply agreements for shipments beginning in January. Our export association, Canpotex, will be looking to close the significant gap between higher world potash prices and the lower prices paid by the Chinese in calendar 2007. We anticipate that the Chinese potash supply agreement for 2008 will be closed in a timely fashion. So stay tuned.

North American industry shipments so far this fertilizer year are off to a faster start than a year ago. DAP and MAP shipments are up 38% and potash shipments are up 9% from last year. Demand clearly has outpaced supply during the last several months, resulting in a drawdown of producers’ phosphate and potash inventories. For example, DAP and MAP inventories held by US producers at the end of August declined to the lowest level in more than 15 years. Potash inventories held by North American producers at the end of August dropped 41% from a year ago.

This tight market situation is reflected in continued strong phosphate pricing. We have recently implemented an $11 per metric tonne increase for the DAP price, fob Central Florida, and the export price in Tampa remains strong at around $440 per metric tonne. The only negative factor has been high ocean freights, which are nearly double the year-ago levels.

For potash, the tight market situation is also reflected in higher prices. A year ago, the delivered price of potash to Brazil hit a low of $185 per metric tonne. The most recent price increase of $55 per tonne by Canpotex, which takes effect in December, will take Brazilian prices to a delivered value of $355 per tonne. As with phosphates, freight levels have increased dramatically, but clearly the netback value of equivalent price, fob mine, has increased dramatically over the last year. In addition, we recently implemented a price increase of $30 to $38 per tonne for the North American potash market, depending on location.

Now allow me to conclude and summarize. Grain and oilseed demand continues to be larger than supply, leading to higher commodity prices – record highs for some crops. Due to these high crop prices, we expect to see an increase in acres planted and intensified cropping practices. In turn, we expect this will lead to continued strong crop nutrient demand growth throughout the world. For both phosphates and potash, we continue to see low inventories and tight markets as demand growth outstrips new capacity additions. As a result, prices for phosphates remain strong and prices for potash have and likely will continue to increase.

Although these market conditions are extraordinary, in no way does this diminish our efforts to continue building a world class and high-performing organization. We have made tremendous progress in the past three years, in not only integrating our two companies, but improving our processes and reliability of our businesses throughout the world. We remain determined to better serve our customers. We continue to drive for improvements in all our operations. And we are determined to deliver consistent and strong results for our shareholders. My expectations remain very high for fiscal 2008 and well into the foreseeable future. Thank you.

Back to Doug.

Doug Hoadley: Thank you, Jim. Let me just add a personal note, this may be my last earnings conference call, as I have recently accepted a new position within Mosaic that I’m very excited about.

Now, will the Operator please open up the phone for questions. Thank you.

+++ q-and-a

Operator: Thank you. (OPERATOR INSTRUCTIONS)

Your first question comes from the line of Marshall Reid with Banc of America Securities. Please proceed.

Marshall Reid: Good morning. Nice quarter. Just a question on phosphates. Can you talk about the mining and concentrate costs this quarter, can you maybe quantify that? And also, can you discuss sort of the utilization rate last quarter and your expectation for this quarter? Do you have any planned turnarounds coming?

Larry Stranghoener: Phosphate costs, Marshall, were up this quarter compared to last year’s first quarter and compared to the fourth quarter, as well. They were not far off of our budget. However, they were up because of higher freight costs. They were up because of the mark-to-market effect that we described. They were up because of turnaround activity occurring in this year’s first quarter that was not present in last year’s first quarter. They were up, as well, because of modestly higher raw material costs.

I would caution you not to focus too much on quarterly trends in phosphate costs because they can be lumpy because of turnaround activities and because of the vagaries of mining; sometimes you’re in rich ore bodies, sometimes you are in leaner ore bodies. What we focus on is rolling 12 month results. And while we would prefer to have lower—have had lower costs in the first quarter, we’re confident in the cost outlook for the rest of this year, beginning in the second quarter.

Jim Prokopanko: I’m going to ask Steve Pinney, our Senior Vice President of our Phosphate Operations, to comment on the operating rates.

Steve Pinney: This year’s operating rates, with the high demand, are at about the highest levels that we can support. Our asset utilization, which is a combination of operating rate and rate that we operate the plants at, is at—in the high 80s to low 90s. We expect them to be there through the coming year.

Marshall Reid: Great. One more question. Just on the balance sheet, net debt is down to around $1.6 billion, by my math. Investment grade is starting to look more likely here. Have you given any thought to how you would use free cash flow in fiscal ‘09 yet? Could you sort of talk about your priorities there? And could uranium project be one of them?

Jim Prokopanko: Our intent is to pay down—continue to pay down debt and get us to the levels we believe will have us at investment grade. And we are as well hopeful and expectant that that is in our near-term future.

What we do in 2009—we’re not prepared to itemize what those are. You mentioned Uranium—that is definitely a possibility. We are optimistic about the prospects for the industry—the phosphate and the potash businesses. The near and mid-term prospects look very encouraging and we are working on some growth opportunities that we will announce in due course. But we do believe that there is good place to grow the business and further invest in the phosphate and potash nutrients.

Marshall Reid: Thanks, Jim.

Operator: Your next question comes from the line of Don Carson. Please proceed.

Don Carson: Thank you. Jim, a couple questions on the phosphate outlook. We are seeing some new expansions overseas, OCP has two. There’s talk, perhaps not overseas, but the Fertinal restart in Mexico. How do you see the export outlook for phosphates unfolding over the next year?

And just a specific follow-up on your ag outlook, what specifically are you looking for, in terms of corn versus soy and wheat acreage in the U.S. this upcoming planting season?

Jim Prokopanko: You’re correct, there is a couple of phosphate projects that are going to be coming on-stream anytime between January—the Fertinal one is talked about coming on early in the new calendar year and a couple in the Middle East that will be coming on towards the summer months. Our forecast is—with one proviso—is that the world demand will handily absorb the new production coming on at the rate that it’s coming on.

The wildcard—and I characterized that in my comments—is the China market. They’ve gone from exporting two million tonnes annually to four million tonnes annually and we are really not clear on the sustainability of doing that. And we have suspicions that they have and reasons to believe that they have overshot their—exports will short the domestic market. And depending on — that’s going to have an influence on what happens next year with phosphate supply, if they’re short one million or two million tonnes from this year’s export levels. But that said, we’re seeing prices hold. Demand remains strong around the world. And we don’t anticipate these new start-ups to impact the forecast for price stability, going forward.

You asked about grain markets. That continues to look strong. We’ve just had a very—a strong world—North American grain harvest coming in. And that said, the world demand still is continuing to outstrip this growth in supply. Carry-over stalks remain—continue to decline in corn. We saw it in spades with wheat. And saw the result of a spike to $9 wheat. And we anticipate very strong dynamics for the oilseed markets and that’s going to be driven much by what’s happening in Brazil with their oilseed crop. It’s time to start planting the oilseed crop. It’s a little dry in the north, a little wet in the south of Brazil and that’s causing some consternation about what the size of the oilseed crop, and in fact, corn plantings in Brazil. So there’s much to be played out yet. And it won’t, I think, be until January or February that we get a good sense of what acres are going to be planted.

At these kind of high bean levels, the temptation to plant beans will be high. Yet, there’s a lot of demand for corn. And corn is going to have to respond in price in order to get the necessary acres planted. So at this point, corn acres, to make a swag at where they’ll be, I think they could be down as little as three million acres to 90 million in the U.S. to perhaps five million acres down to 88 million acres in the coming year. But there is a lot to happen before that is finalized.

Don Carson: Thanks. One follow-up for Larry. Larry, SG&A came down a lot faster than expected. Is this the run rate we should expect going forward now? Or do you have further reductions planned?

Larry Stranghoener: SG&A can be very lumpy. The fourth quarter was of course much higher than what you saw in the first quarter. I would not simply annualize the SG&A rate. We would stick with the guidance of $280 million to $300 million of SG&A for the year.

Don Carson: Okay. Thank you.

Operator: Your next question comes from the line of Edlain Rodriguez with Goldman Sachs. Please proceed.

Edlain Rodriguez: Good morning, guys. A couple of questions—first one on phosphates. How do you expect the potential higher phosphate rock price is, which potentially could be going up $100 per tonne, to impact DAP prices and when?

Jim Prokopanko: Well, the current spot price of rock quoted by the Moroccans—fob Morocco is in that $100 range. So that has been already, I’d say, factored in. Mosaic only buys a couple hundred—somewhere between 200,000 and 300,000 tonnes of our total 16 million tonne annual production in order to blend up our current rock rate quality. So it’s not a material impact to our cost. But it has been, I’d say, partially factored in. There may be more to come.

Those that don’t have rock, really have a challenge. What this has done is effectively increased the value of Mosaic’s rock mining operations and rock reserves. But bottom line, it provides a floor for the phosphate prices. This is just yet another higher cost to producing the product, along with higher capital costs, recently higher sulfur costs. It’s a higher cost game. And this is another reason I believe that phosphate prices are going to be sustained at these higher levels we’re seeing today.

Edlain Rodriguez: That’s what I was trying to get at, if that was going to push the prices higher.

The other question, Jim, you talked about the strong industry fundamentals. If you are looking at the capacity coming online—nothing that big that’s going to derail the market right now. But is there anything out there that concerns you? Because things look so good, you would think—something must be keeping you awake at night.

Jim Prokopanko: That’s what I pay our CFO for, is to stay awake at night. I generally sleep fairly well, knowing that he’s awake. Seriously, he—the issue would be commodity prices. That is the one aspect that we don’t have any control over. And if we were to see something that—a world event, a collapse in energy prices, an unraveling of biofuels and a reduced demand for—reduced demand for corn, oilseeds and wheat, we would see a knock-on effect to fertilizer consumption. That’s my single biggest concern.

Edlain Rodriguez: Okay. Thank you.

Operator: Next question comes from the line of Michael Judd. Please proceed.

Michael Judd: Good morning. Thanks for taking my question. In the phosphates, I see that the—on a year-over-year basis in terms of volumes, I see that international was down, but obviously North America was up. I was just wondering if you could talk about some of the trends that you’ve seen in September and October so far, in terms of the North American versus international volumes in phosphates, please?

Jim Prokopanko: I’m going to turn that over to Rick McLellan, our Senior Vice President of Commercial. And he looks over both our domestic and worldwide distribution in commercial operations.

Rick McLellan: If the question is about what did we see in September—what do we see in October; traditionally, this is the time for our export shipments to improve. And we’ve seen that happen. As well, we’ve seen continued, solid demand in North America for what sets up to be a pretty good fall application season.

Michael Judd: Okay. And then do you have some similar commentary on potash, in terms of specifically October and September? So at this point, we should have roughly half the quarter, right?

Rick McLellan: We are seeing real solid export shipments to the coast—specifically, Jim talked about earlier the Brazil market is up dramatically on potash. And we’re shipping record volumes to—for export as well as domestically. Again, we’re expecting a very solid fall season. So both international markets and domestic markets are rolling along very well.

Michael Judd: Okay. And just lastly, when do you expect the negotiations with the Chinese to wrap up? I mean, do you have some sense of timing?

Jim Prokopanko: Hard to comment on. My advice to the Chinese would be to get that done as soon as possible before the other world markets starts—North American market, for example, starts drying on the potash stocks. Hard to say and I can’t really comment on that. But it’s—they have reason, if you look at the S&Ds to get on with it promptly.

Michael Judd: Thanks a lot for the help.

Operator: Your next question comes from the line of Dave Silver. Please proceed.

Dave Silver: Yes. Hi, good morning. I had a couple questions. First, I wanted to maybe get your sense of the phosphate situation in India. So according to the data we see—I guess, Jim, you have domestic production in that country continues to kind of fall short of targets. And I assume that what they don’t produce, they need to go out in the open market and purchase. So can you — I know you have some people on the ground there, so can you give us your sense of incrementally, what’s been happening in that key market in the last few months and whether you anticipate you would ratchet up your expectations for their import demand for DAP?

Jim Prokopanko: I’ve got a couple of comments I could make on that. India’s DAP demand is expected to stay strong and—largely due to the good strong favorable farm economics. They have a choice to either grow their own wheat or to import very, very expensive wheat. So their incentive is to grow as much as they can. DAP use is projected to increase to about 7.2 million—is the numbers we have for 2007, 2008. That’s up about 5% from 6.9 million tonnes in the past year. They’re struggling with DAP production, with their granulation plants in India and they’re below their government target. Production during the past five months of the year, April to August, was about 1.7 million tonnes. That’s down almost 10% from the prior year and what we see from Fertilizer Association of India is that phosphate production declined about 5% so far this year. So they’re producing less internally. We forecast that imports will total somewhere around 2.6 million tonnes in this calendar year and that includes a small build-up of pipeline stocks.

Most recently, we haven’t seen them motivated to make up the necessary purchases, at this point, that we think that they need to be doing. The government heavily, heavily subsidizes it and so this has now become a matter that it is not just the local industry that is making decisions, since so much of this is paid for by the state government. The Indian government is involved as well as the commercial operations. So we see a shortfall in India’s availability to phosphate fertilizers.

Dave Silver: Okay. Thank you for that. And then also on the phosphate side, Jim or whoever, I was wondering if you could comment on the sulfur situation, which certainly seems to be gapping up here in a lot of world markets. So broadly speaking, I mean, do you anticipate any—is your supply situation secure—in terms of availability? And then secondarily, what are some reasonable expectations for where pricing in Tampa might go over the next quarter or two? Thank you.

Jim Prokopanko: It’s been a remarkable turnaround from where we were last—I guess it was last spring, where we were $50 range kind of sulfur, $55 range. And now we’re in the $70s and probably proceeding into the $80s. There is a series of turnarounds at refineries and gas plants. Happened concurrently and they all took a little longer than they were first expected and some of them overlapped, so the market promptly tightened up in the sulfur markets. And we buy typically on a quarterly basis—one quarter ahead we make our commitments. The plants started opening up—or coming off turnaround and we had an easing of the supply and more was available, until there is just one incident after the other. Pipelines were taken down, small refinery fires, things tightened up, we had a little weather in the Gulf and that slowed things down a bit. And so we went back and had more pressure on reduced supply and still strong demand. So now we are sort of the high $70s, low $80s on sulfur pricing and we are getting was we need.

If there is an issue, it’s a logistics issue, getting the product delivered to our facilities. We have gone through the inventories at our granulation plants and now we’re just running a tight line. We’re—we don’t expect to have any plants come down. But we are—we’ll get the product we need to produce the phosphate we have forecasted and meet the sales we have. Barring any shock in the Gulf, we think we’re going to get through this one—at slightly higher prices.

Dave Silver: That’s great. If you could indulge me for one more question. Jim, this has to do with October 22nd and the expiration of the lock-up on Cargill’s holdings of Mosaic stock. And to be fair, I guess my views on this have changed as your stock price has gone up. But I was just wondering how you, as the CEO of Mosaic, view a potential overhang of some portion of their substantial holding? And what strategies or what—what interest Mosaic might have in kind of helping to manage—or helping to kind of address the potential for any kind of overhang, should Cargill want to sell some or all of that stake down?

Jim Prokopanko: Okay, Dave. You are not going to maybe like the answer, but I’ll try to give you the best insight I have into it. One, I know that the folks over at Cargill are pleased with this investment. And that’s probably an understatement. Two, Cargill folks are positive about the agriculture dynamics going forward. Those two things I know for certain.

What they plan to do, come August—October 22nd, I really don’t know. And I asked—first time I’ve been asked is what do I think about what they should do? I’ll tell you. I am comfortable in that this is Cargill’s first major foray into the public markets. They are not going to do anything that’s going to bring into question their trust in the confidence they’ve built in the financial and business markets. So I don’t know what they’re going to do. But I—whatever it is they may do, it will be very well thought through, it will be very responsible and I think in character to the strong reputation of how they do business.

Dave Silver: Thanks very much.

Operator: Your next question comes from the line of Brian Yu. Please proceed.

Brian Yu: Thank you. I have a question regarding the DAP realization guidance. You’re calling for sequentially flat realizations. I’d looks like, in North American anyway, that that price is headed higher. Internationally, staying quite strong. Is the reason behind a flat guidance essentially with escalating ocean freight rates?

Larry Stranghoener: We have, of course, as we do in all of our marketing programs, we’re selling forward. And so much of the price that we’ll realize in the second quarter has already been captured with transactions that have already been locked in. We’re allowing for some movement up, and of course, we’re becoming more bullish about the second half outlook for pricing for the year. So we’re painting a picture where phosphate prices are likely to stay at these high levels, if not increase, over the course of the rest of this fiscal year. The second quarter will fall out. But it’s going to be another very good quarter of phosphate pricing.

Brian Yu: Okay. And on freight, can you talk about how much you might have pre-committed or hedged going forward to protect yourself from—I mean, if there is any additional increase coming through? And when will we see movement in the Panamax or handy size index, what’s the lag between that and then blowing through to your charter rates?

Jim Prokopanko: I’ll comment about the forward freight bookings. That’s an easy answer. I’ll let Rick McLellan answer the one about expectations on forward freight on ocean freight pricing.

We booked very little freight in advance on the—domestically. And we book a bit, cautiously going forward, on the ocean freight.

Rick, do you want to comment on what you foresee in the ocean freight markets?

Rick McLellan: Frankly, I—I’ll stay away from commenting on the ocean freights markets, more talk about the process. So as we go forward to get—say a book of export business on, then we’ll look into the marketplace to build to match up to that forward sale. Rather than, at these really record high markets, taking on a significant long position.

Brian Yu: Okay. And just one last question, with regard to future commitments in your DAP. How far out are you booked now? I’ve been hearing just various anecdotal expectations or guesses. But are you booked pretty much through the calendar fourth quarter now and maybe some into the calendar first quarter next year?

Jim Prokopanko: We’re booking sales into the second quarter now. Good volumes of sales into the second quarter and we’re making sales as far forward as the fourth quarter—Fiscal fourth quarter.

Brian Yu: Okay. Great. Thank you.

Operator: Your next question comes from the line of [Robert Reitz]. Please proceed.

Robert Reitz: Yes, hi, Jim. I’m not as expert as some of the guys that ask questions. But I wanted to—you have the average price per metric tonne, for example of DAP for the quarter was $407 and potash was $106. Can you tell us what the world prices, in your estimation right now? And then I’ll have a follow-up question.

Jim Prokopanko: The potash, you said $106, I think it’s $160.

Robert Reitz: $160—if I said $106, I misspoke—$160.

Jim Prokopanko: There’s a couple ways to measure it. Rick will give you the couple of alternatives on the pricing for potash.

Rick McLellan: Potash—on the export side? If you wanted to look at—you can look at delivered markets. Frankly, the price into Brazil, if we look year-on-year, has gone from $185 to, if the current price goes in, it will be $355 delivered. So you have to back out freight and—back to our plant. But that will be up significantly from those numbers. And the phosphate numbers—flat phosphate shipments are at around $440 per metric tonne.

Robert Reitz: Okay. The obvious follow-on question, you would expect your—I know you guys have pre-sold, et cetera, but I’m just saying going forward, you guys would expect to start matching the world price by—is there a quarter you would think that you would be—?

Jim Prokopanko: It’s going to be a blend of domestic and international prices. So it’s—we’re selling at those prices today. Now, we have some sales on that we may have made a month or six weeks ago that are some of the lower prices. But that will feather into our quarterly pricing, as—certainly into the third quarter and fourth fiscal quarters.

Robert Ritz: Okay. Thanks very much.

Operator: Your next question comes from the line of Mike Segall with Deutsche Bank. Please proceed.

Mike Segall: Good morning. Question about capital expenditures; I don’t know if you provided this for the first fiscal quarter, but what was the amount?

Larry Stranghoener: The amount in the first fiscal quarter was about $82 million.

Mike Segall: Do you have a—?

Larry Stranghoener: Our guidance for the full year is in the $360 million to $400 million range.

Mike Segall: That was my second question. Do you have a breakdown as to where those fiscal year expenditures will go by division?

Larry Stranghoener: We can give you a rough view of that. The bulk of the capital expenditures are in the phosphate business—I’m talking about the full year breakdown now. The great majority is in the phosphates business, with potash just under $100 million. I’m sorry—I’m looking at some data. Bear with me for a second.

The great majority of it’s going to be in the phosphate business, with an increasing amount coming in the potash business. Let me just leave it at that. I don’t think we provided that breakdown historically by business segment. That’s a rough characterization of it.

Mike Segall: I’m relatively new to Mosaic so I wasn’t sure what you have done historically. I guess secondarily, with all the success you’ve had, assuming you continue to pay down debt and your competitors enjoy the same success, do you see any dangers down the road of overbuilding – over-expanding in this space?

Jim Prokopanko: Sure. To do that—without concern to the demand factors and other supplies coming on, that’s something that we are continually on top of. Dr. Mike Rahm, our in-house economist, keeps the supply/demand balance. And it’s—a year ago, May of ‘06, we didn’t see that the world markets required the kind of supply, certainly in North America, of phosphates. So Mosaic had taken out 2 million tonnes of mining and granulation capacity because it wasn’t in balance. And we are not going to participate in creating an imbalance in the market.

Mike Segall: That’s wise. Thanks very much.

Operator: Your next question is a follow-up from Dave Silver. Please proceed.

Dave Silver: Yes, hi. I have a couple questions for Larry—and I’ll apologize if these have been asked before, I had to step away. Larry, one question about the FX translation loss—or translation effect going forward. Can you remind me kind of what a rough rule of thumb might be for a one Canadian cent change in the value of the C dollar? And how that might translate to your non-cash translation loss?

Larry Stranghoener: Yes. We have, roughly speaking, $800 million to $900 million of non-monetary intercompany—largely intercompany assets held in Canada that give rise to this line on the income statement that I think you’re referring to. And so a 5% change in the value of the Canadian dollar versus the U.S. dollar would be $40 million to $45 million, one way or the other.

Dave Silver: And I apologize for asking such a basic question, but in the release you mentioned a C dollar to U.S. dollar rate of 1.05 C dollars to the U.S. dollar. And I think we’re slightly above parity now. Is that correct? I mean, we’re already kind of 5% towards—in that direction?

Larry Stranghoener: Yes, so far into the second quarter, there has been a significant movement. Which would suggest, should it stay there, much bigger loss on that line in the second quarter.

Dave Silver: Okay. Thanks a lot. And then just to clarify your comments on the tax rate. So we had a sub—we had a below 30% tax rate in the first quarter, and then you gave a full year guidance in the low 30s, I believe. Is the only change in your full year guidance, Larry—would the main change just be the net credits that you recognized in the first quarter? Or are there some additional factors that we need to think about, kind of for the year? In other words, what caused the change in your full year tax rate guidance?

Larry Stranghoener: There are additional favorable factors, Dave. And as we have said in the past, a lot of very positive things happen to our tax rate and our tax situation when the phosphate business becomes profitable. Of course, the phosphate business, and our U.S. business more specifically, is becoming very, very profitable, very, very quickly. And that’s allowing us to reverse the valuation allowance that we have had in place versus the tax assets that have been on the books. That has a positive balance sheet impact as well as a modest positive P&L impact. It allows us to fully utilize foreign tax credits, whereas we were only using them as deductions in the past. That has a very favorable impact as well. So the improving—and the dramatically improving profitability of the phosphate business has all kinds of spill-over effects, including positive effects on the tax rate going forward.

Dave Silver: Okay. And then in the prepared—sorry, in the text—last question about Esterhazy—I guess it was remarked that there was some additional water in-flow control expenses this quarter versus the prior quarter. Can you just kind of update us on what the in-flow rate might be and what kind of expenditures we could expect there? Thanks.

Jim Prokopanko: We’d characterize the brine in-flow at Esterhazy to be in the historic ranges that we’ve experienced pre this last event. We are managing to control it and further choke it off. And work is taking place underground now to the water that is—the limited water that is coming in, we’re directing it, we’re collecting it, we continue to pump it as well. The voids that were created are being back-filled. So remediation to any damage that may have been done and further work to further reduce the flow is under way. We are—have pumping capacity—increased pumping capacity that the peak rate can take out 12,000 gallons per minute. And we feel that that is being well-managed.

Dave Silver: Very good. Thank you.

Operator: Your next question comes from the line of Sandy Klugman with Credit Suisse. Please proceed.

Sandy Klugman: Hi. You posted some great results in the offshore segment. I was wondering if you could provide us with some guidance going forward, both—on the gross profit line, how much higher do you think you can push the gross margins? And also in terms of the equity contributions we can expect. Thanks.

Larry Stranghoener: The guidance we do provide pertains to equity earnings. And our guidance has been to expect $50 million to $75 million of equity earnings this year. We’re seeing very strong results and expect to continue to see strong results from Fosfertil. We’ll see much stronger results from Saskferco in the remainder of the year. I think, if anything, we would be toward the high end of that guidance range and then perhaps an opportunity to do somewhat better than that.

For the Offshore segment, we had a very strong first quarter. Again, some of that was due to inventory gains. That is, we pre-positioned inventory at the end of last fiscal year at much lower costs, sold it at prices at close to prevailing—of market prices in the first quarter and captured that inventory benefit. And of course, that won’t continue to the same extent through the rest of the year. We’re also in the seasonally strongest part of the Offshore business. So my caution would not be to simply annualize the first quarter offshore number.

That said, we’re very pleased with the results we’re seeing in Offshore. We’ve got continuing momentum in the second quarter and it’s going to be a very good year for our Offshore segment, both in terms of operating earnings and in terms of equity earnings.

Sandy Hoovman: Great. Thank you very much.

Operator: Your next question comes from the line of Steve Byrne with Merrill Lynch. Please proceed.

Steve Byrne: Hi, can you comment on phosphate feed pricing—trends in your outlook there? And also comment on your non-ag potash pricing—when do those industrial contracts expire that are lagging the market?

Rick McLellan: I’ll answer that one. When we look at our feed pricing, we just completed a—for the domestic market, a $35 a tonne price increase, effective October 1st. And that’s in play for all shipments that are happening going forward. In our non—our industrial segment—or non-ag segment, we have one contract that is coming up for renewal in December and we’re very close to finalizing those negotiations.

Jim Prokopanko: And that will take—it’s a fairly substantial contract that will take it to correct market pricing.

Rick McLellan: Yes.

Steve Byrne: And then last one. It appears that your Chinese phosphate joint venture just hasn’t improved in profitability like Fosfertil has. Is that true? What do you see going forward in the Chinese DAP market?

Rick McLellan: I think the—what you see there is the reflection that most of that production goes into the domestic Chinese market, which is a discount to world markets.

Steve Byrne: Okay. Thank you.

Operator: Your next question comes from the line of Don Carson with Merrill Lynch. Please proceed.

Don Carson: Just a follow-up on potash—a couple questions. I saw that—our analysis shows that you did have a rise in costs. Just wondering, was there an increase in water in-flow cost or was that just due more to turnaround? If could you talk about trends there.

And then Jim, looking further out, any additional clarity as to when Potash Corp.’s share of reserves at Esterhazy will be mined out and that your production will hence be able to increase?

Jim Prokopanko: We had—first to the—Don, first to the question about cost increases. We had a turnaround at our Colonsay potash plant and that was down for a while, so some of the cost absorption issues resulted in a higher per unit cost. But we’re pleased with where we’re tracking on our potash costing overall.

Larry Stranghoener: And Jim, I would just add—water management costs were just over $10 million in the quarter, which would have been up significantly versus last year, Don.

Don Carson: How about sequentially?

Larry Stranghoener: Sequentially, water management expenses were—probably about flat. I don’t have the number at my fingertips, Don, but probably flat to down slightly from the fourth quarter.

Don Carson: Okay.

Jim Prokopanko: And your question about the other tonnage that we’re toll producing for another manufacturer—seller of potash; that is currently being discussed and negotiated as we speak. They have admitted that—I think their public statements are that it is around 2013. It could be sooner than that. What we have to do is calculate their reserve—remaining reserves of potash that was agreed to in the initial contract. It’s fairly—there’s a fair bit of calculation—estimation that’s required there. And the two companies are working together to come to a conclusion on precisely when that would be.

Don Carson: And you mentioned that you’re accelerating some potash capital expenditures. Given the strength in potash markets, are you bringing forward the Belle Plaine and Colonsay planned expansions?

Jim Prokopanko: No, we have not announced that we’re going to do that.

Don Carson: Okay. Final potash question. Very often when we see this kind of price strength in the markets—you mentioned Brazil going from $185 to $355—there’s often a lot of buying and inventory accumulation by end users. Can you comment on what you think the inventory position of some of your key end users in potash are, particularly in China? And maybe give some parameters around what price increase you might expect there on the 2008 contract?

Jim Prokopanko: Well, China, particularly, is always hard to get the data on. And if you do, you’re not sure if it’s accurate. We’re not—we don’t believe that there is substantive pipeline building in China, nor in Brazil. We’ve seen world stocks of fertilizer come down, potash included, over this past year as farm demand has been so strong. So we’re not seeing—we could be surprised. But we’re not seeing anything surprising in that regard. And most importantly, North American stocks are lower than they were last year and there’s a good bit of pent-up demand in North America. So even if there is, and I don’t know if there will be or—and I don’t think there should be a delay in the China purchase of potash—we’ve got customers that are more than willing to take what we would normally produce and ship to China.

Don Carson: Okay. Thank you.

Operator: Your final question—

Doug Hoadley: Operator, we’ll take one more call.

Operator: Okay. Your final question comes from the line of Marshall Reid with Banc of America Securities. Please proceed.

Marshall Reid: Thanks for taking my question. You mentioned pent-up demand in potash. But on phosphate, we read about regional shortages last spring. Could you just talk about phosphate nutrient levels in the soil in the U.S. heading into the spring? And do you think we could see an increase in application rates that maybe more than offset any decline in corn acreage?

Jim Prokopanko: The—I am somewhat—I wouldn’t say indifferent—I always like to see corn being planted versus beans. But in potash and phosphate, the difference between phosphate—potash application rates to corn and beans isn’t as big as the case with nitrogen. So I think total nutrients, all nutrients, is something like four or five pounds per acre, so call it maybe eight to ten pounds of fertilizer—DAP, MAP, potash fertilizer per acre is all the difference is. We’re not going to see the swings where you could have a 100-pound difference on soybeans versus corn. You just don’t see those kinds of swings on potash and phosphate on corn versus beans. Frankly, not a real big deal there. So that’s just really not on our radar. Does that help?

Marshall Reid: Yes, it does. Thanks.

Doug Hoadley: All right. Thank you very much for taking the time with us. And that’s the end of the Mosaic conference call for first quarter.

Operator: That concludes the presentation. You may now all disconnect. Good day.